Exhibit 10.13

February 12, 2021

PERSONAL AND CONFIDENTIAL

Andrew Vollero

[        ]

[        ]

Re: Employment Offer Letter

Dear Drew:

I am pleased to offer you an employment position with Reddit, Inc. (the “Company”) commencing on the Start Date stated below or as otherwise mutually agreed (“Start Date”). This offer is contingent upon your providing proof of your eligibility to work in the U.S. as required by the Immigration Reform and Control Act of 1986 or upon the issuance of your working visa.

1.

Position. Your title will be Chief Financial Officer and you will report to the COO. This is a full-time position working remotely from your home. In your role, you are expected to devote your full time, ability, attention, energy and skills in performing all duties as assigned and delegated to you by the Company.

a.

As a condition of your employment with the Company, you will be required to execute the Company’s form of Proprietary Information and Inventions Agreement prior to your first day of employment and to comply with all of the Company’s policies in effect during your term of employment, including, without limitation, the Employee Handbook, as it may be amended from time to time.

b.

By signing this letter agreement, you confirm to the Company that you have no contractual commitments, conflicts of interest or other legal obligations that would prohibit you from performing your duties for the Company. Nothing herein prevents you from investing in or participating in an advisory capacity or board roles with other entities, so long as there is no material interference with the position, such activities do not create a conflict of interest with Company business, you notify the Company in advance of such position and recuse yourself from any business discussions or decisions of the Company related to said entity.

c.

This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment.

2.

Salary. You will receive a starting annual base salary of $600,000 which will be paid in equal installments twice a month or as otherwise dictated by the Company’s normal payroll procedures, from which payments the Company shall withhold and deduct all applicable federal and state income, social security and other taxes as required by applicable laws (“Base Salary”) in accordance with the Company’s normal payroll procedures. Your Base Salary may be adjusted from time to time by the Company in its sole discretion.

Confidential

3.	Bonus. Your bonuses will be as stated below.

a.	Your annual target bonus for 2021 will be a minimum of 50% of your annual Base Salary. Payment will be made concurrently with bonus payments made to other executives of the Company.

b.

Any bonus payable for 2021 will be prorated, based on the number of days you are employed by the Company during that fiscal year. Bonuses in future years are discretionary and will be based on the achievement of goals by you and management as defined by the CEO and subject to Board of Director’s approval (the “Board”).

4.

Signing Bonus. You will also receive a signing bonus in an amount equal to $3,000,000 (“Signing Bonus”), paid in a cash lump sum, less all applicable taxes and payroll deductions at the time of your first paycheck after your Start Date.

5.	Equity Compensation. In addition to your cash compensation, we will recommend to the Board at its next regularly scheduled meeting that you receive the following:

a.

Restricted stock units to acquire 800,000 shares of the Company’s Class A Common Stock (the “RSUs”) pursuant to the Company’s 2017 Equity Incentive and Grant Plan, as amended (the “Plan”) and restricted stock unit award agreement (the “RSU Agreement”). As will be more fully described in the RSU Agreement, the RSUs will be subject to vesting based on the satisfaction of a time-based service requirement and a liquidity event requirement. You will satisfy the service requirement with respect to the RSUs in accordance with the following schedule, so long as you remain in continuous service with the Company through each vesting date: 25% of the RSUs will vest on the one-year anniversary of the vesting commencement date (as defined in the RSU Agreement), and thereafter, an additional 1/16th of the RSUs will vest on each subsequent February 20, May 20, August 20 and November 20. The liquidity event requirement will be satisfied upon either an Initial Public Offering or certain sales events. The RSU Agreement will provide for accelerated satisfaction of the service requirement as to 100% of the shares subject to the RSUs if your continuous service with the Company terminates without Cause or for Good Reason within 12 months after a Change in Control, subject to the release requirement set forth in Section 6. “Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity, (b) the dissolution, liquidation or winding up of the Company or (c) or a Liquidation Event as defined in the Company’s Restated Certificate of Incorporation, as the same may be amended from time to time. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

b.

To the extent that the Company defines an equity refresh or milestone grant policy for its executives, then you will be invited to participate in such program commensurate with your level and your tenure with the Company.

c.

Notwithstanding the foregoing, if after the date of this letter agreement, the Company grants to any similarly situated executive (e.g., a member of senior leadership), a right that expands the definition of the “Change of Control” provided for under Section 5(a) that is more favorable to such similarly situated executive, then the Company shall make such right available to you provided that you agree to any related conditions or restrictions that affect the similarly situated executive.

6.

Severance. If the Company terminates your employment (other than for Cause) or you resign for Good Reason: (A), you will receive a lump sum payment equal to twelve months of your then-current Base Salary (excluding any reduction that was the basis of a Good Reason event), plus 50% of your target bonus for the applicable year, plus an amount equal to twelve months of the cost for continuation coverage pursuant to the Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Such lump sum will be payable no later than the first business day after the 60th day following your termination of employment and subject to your execution and non-revocation within 60 days following your termination of employment of a general release of claims in a form provided by the Company; and (B) subject to the terms of this letter, you may retain any Signing Bonus paid to you as of the date your employment terminates.

a.

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross misconduct, (f) your continuing failure to perform assigned material duties after receiving written notification of the failure from the Company or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

b.

“Good Reason” means voluntary resignation following (i) a change in your position with the Company such that you no longer report to the COO or CEO of the Company or that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10% unless such reduction is part of a generalized salary reduction affecting similarly situated employees, or (iii) receipt of notice that your principal workplace will be at a location more than 30 miles from your primary residence. Your resignation for Good Reason will only be effective if you raise the occurrence of the Good Reason event in writing to the Company within 60 days of its occurrence, give the Company 30 days in which to respond and/or cure, and actually resign within 60 days of the Company’s response.

7.

Benefits. The Company will provide you with the benefits that the Company may, from time to time, in its sole discretion offer to employees. The Company currently offers a full range of benefits for you and your qualified dependents. The eligibility requirements and other information regarding these benefits will be provided to you upon the commencement of your employment.

8.

Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. This Agreement and the payments specified herein are intended to be exempt from or in compliance with Section 409A of the Internal Revenue Code and shall be administered and interpreted consistent with such intent. Each installment payment shall be treated as a separate payment for purposes of Section 409A. Notwithstanding anything in this letter agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” (as defined in Section 409A) or, if earlier, upon your death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

9.

Employment Relationship. Your employment with the Company is entirely voluntary for both parties and either you or the Company may conclude the employment relationship at any time for any reason. This “at will” employment relationship can only be modified in writing by an authorized officer of the Company.

10.

Miscellaneous. This agreement is the parties’ entire agreement on this topic, superseding any prior or contemporaneous agreements. Any amendments must be in writing. Failure to enforce any of provisions of this agreement will not constitute a waiver. This agreement is governed by the laws of the California, excluding its conflict-of-laws principles. The exclusive venue for any dispute relating to this agreement shall be in San Francisco, CA.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This offer of employment will remain valid through the close of business on March 7, 2021.

We look forward to working with you at Reddit, Inc.!

Start Date: As mutually agreed, provided that the Start Date will be before June 1, 2021.

Very truly yours,

REDDIT, INC.

By:	/s/ Steve Huffman
Steve Huffman
CEO

AGREED AND ACCEPTED:

/s/ Andrew Vollero
Andrew Vollero

5